EXHIBIT 99.1

Two Rivers [OTCQB: TURV] Announces Additional Capital Infusion

Funding to Facilitate Continued Hemp Production Business Strategy

DENVER, Colorado – May 28, 2019 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) on May 24, 2019 entered into an agreement (“Agreement”) with two accredited investors (“Note Holders”) to provide a net of $480,000 in short term working capital. Two Rivers intends to use these funds for the payment of certain debts, payments on accounts and working capital; as Two Rivers prepares for its previously announced acquisition of Vaxa Global, LLC (“Vaxa”); Ekstrak Labs, LLC (“Ekstrak”), and Gramz Holdings, LLC (“Gramz”); together referred to as “Acquired Companies” and to continue Two Rivers previously disclosed business strategy of expanding its hemp production.

The face value of the convertible debt is $525,000 with a purchase price of $512,500, a 12-month term and an interest rate of 10% per annum. The debt is convertible at a per common stock price of 60% multiplied by the trailing market price of Two Rivers’ common shares (representing a discount rate of 40%). The minimum conversion price is $0.20, unless the Company decides not to make a principal and interest payment when due and this would release the floor for the payment. The Convertible note is subject to other terms and conditions.

“We are very excited to continue our overall business strategy and obtaining this short-term financing was the one more step in achieving the overall goals of the Company” commented Wayne Harding, CEO of Two Rivers. Mr. Harding added “Two Rivers is focused on its long-term business goals of using its acquired land and water right in multiple business verticals that will generate a stable and predictable investment cash flow for expansion of the business. We will continue to work on the completion and integration of the Acquired Companies for hemp production, along with other initiatives we have.”

About Two Rivers

Two Rivers (www.2riverswater.com) assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Two Rivers’ first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located. Currently, Two Rivers is focused on expanding their agriculture activity through growing hemp along with development and rehabilitation of its water assets.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statement due to numerous factors, including Two Rivers’ potential inability to complete the proposed acquisition and the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance that Two Rivers will be able to operate in accordance with its business plans. The forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Andrew Norstrud

Two Rivers Water & Farming Company

mailto: info@2riverswater.com